Exhibit 10.1

SFX Entertainment, Inc.

902 Broadway

New York, NY 10010

August 19, 2015

Mr. Gregory Consiglio

200 North End Avenue

Apt. 28C

New York, NY  10282

Dear Greg:

Reference is made to that certain Employment Agreement (the “Employment Agreement”) dated January 22, 2015 between you and SFX Entertainment, Inc. (the “Company”).  Defined terms used in this letter agreement and not defined in this letter agreement shall have the meanings ascribed to them in the Employment Agreement.

The purpose of this letter agreement (the “Letter Agreement”) is to amend the Employment Agreement effective immediately and redefine certain of the terms and conditions of your continued employment with the Company.  Accordingly, in consideration of the terms and provisions hereof, the Employment Agreement is hereby amended, effective immediately, as follows:

1.                                      The first paragraph of Section 1 of the Employment Agreement shall be deleted and replaced in its entirety by the following:

“You will be employed in the roles of President and Chief Executive Officer of the Company’s wholly-owned subsidiary, Beatport LLC, and You shall perform the duties of these roles as are customary and as may be required by Beatport and the Company.  You will report to Robert FX Sillerman, Chief Executive Officer of the Company, or his designee.  You will be based at the Company’s office in New York City, New York, or such other place within the New York City metropolitan area as may be determined from time to time by the Company.  During Your employment with the Company, You will devote Your full-time best efforts and business time and attention to the business of Beatport and the Company.”

2.                                      The second paragraph of Section 1 of the Employment Agreement shall be deleted.

3.                                      Section 3 of the Employment Agreement shall be deleted and replaced in its entirety by the following:

“(a)                           Base Salary.  You shall be paid a base salary at the annual rate of Three Hundred Thousand Dollars ($300,000.00) (“Base Salary”) for each year of the Term.  As an exempt employee, You will not be eligible for overtime pay.

(b)                                 Guaranteed Bonus.   You shall receive a guaranteed annual bonus of One Hundred Fifty Thousand Dollars ($150,000) which shall be payable in accordance with the Company’s standard payroll practices and procedures in effect from time to time, but in no event later than March 31st of the following year, provided you remain employed by the Company as of such date.

(c)                                  Discretionary Bonuses.  During your employment, you may be eligible to receive an annual discretionary bonus of cash and/or other compensation, the existence, composition, and amount of which is determined in the sole discretion of the Company, and which would be based on individual performance, the Company’s overall performance, and/or any other factors the Company deems appropriate. The failure of the Company to award bonuses shall not give rise to any claim against the Company. Unless expressly and specifically agreed to in writing, no bonus will be earned, paid, or awarded unless you are in the continuous employment of the Company through the date of payment.

(d)                                 Equity/Option Grants.  In January 2015, You  received grants under the 2013 Equity Compensation Plan of the Company of (a) 500,000 restricted common shares (the “Restricted Stock”) of the Company’s common stock and (b) options to purchase 250,000 shares of common stock of the Company, at the fair market value on the date of grant.  Each of the grants shall vest ratably in annual installments at the last day of each employment year (December 31, 2015, 2016, and 2017) over the 3 year Term of this Agreement, subject to your continued employment as of such dates.  Notwithstanding the foregoing vesting schedule, each of the grants shall fully vest immediately prior to the date on which the Company consummates a Change of Control.

“Change of Control” shall mean the occurrence, in a single transaction or in a series of related transactions, of any one or more of the following events:

(i)                                     Any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (an “Exchange Act Person”) (other than Robert F.X. Sillerman or a person or entity that, directly or through one or more intermediaries, controls, is controlled by Mr. Sillerman or is under common control with such person or entity) becomes the “beneficial owner” (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of securities of the Company representing more than thirty-five percent (35%) of the voting power of the Company, then- outstanding securities other than by virtue of a merger, consolidation or similar transaction.  Notwithstanding the foregoing, a Change in Control shall not be deemed to occur (i) if Robert F.X. Sillerman or a person or entity that, directly or through one or more intermediaries, controls, is controlled by Mr. Sillerman, or is under common control with such a person or entity (a “Sillerman Controlled Entity”) beneficially owns more than such thirty-five percent (35%) at any time; or (ii) solely because the level of ownership held by any Exchange Act Person (the “Subject Person”) exceeds the designated percentage threshold of the outstanding voting securities as a result of a repurchase or other acquisition of voting securities by the Company reducing the number of shares outstanding, provided further that if a Change in Control would occur (but for the operation of this proviso) as a result of the acquisition of voting securities by the Company, and after such share acquisition, any such Subject Person (so long as not a Sillerman Controlled Entity) becomes the owner of any additional voting securities that, assuming the repurchase or other acquisition had not occurred, increases the percentage of the then outstanding voting securities owned by such Subject Person over the designated percentage threshold, then a Change in Control shall be deemed to occur;

(ii)                                  There is consummated a merger, consolidation or similar transaction involving (directly or indirectly) the Company if, immediately after the consummation of such merger, consolidation or similar transaction, the stockholders of the Company immediately prior thereto do not own, directly or indirectly, either (A) outstanding voting securities representing more than fifty percent (50%) of the combined outstanding voting power of the surviving entity in such merger, consolidation or similar transaction or (B) more than fifty percent (50%) of the combined outstanding voting power of the parent of the surviving entity in such merger, consolidation or similar transaction.

(iii)                               There is consummated a sale, lease, license or other disposition of all or substantially all of the consolidated assets of the Company and its subsidiaries, other than a sale, lease, license or other disposition of all or substantially all of the consolidated assets of the Company and its subsidiaries to an entity, more than fifty percent (50%) of the combined voting power of the voting securities of which are owned by stockholders of the Company in substantially the same proportion as their ownership of the Company immediately prior to such sale, lease, license or other disposition.

(iv)                              During any period of 12 consecutive months, individuals who at the beginning of such period constitute the Board cease for any reason to constitute at least a majority thereof unless the election, or the nomination for election by stockholders, of each new director was approved by a vote of at least a majority of the directors then still in office who were directors at the beginning of the period.

4.                                      Section 5, subsection (c)(i) shall be deleted in its entirety and replaced with:

“(i)                            You will be entitled to receive a lump sum payment within sixty (60) days of the termination date equal to “equal to six (6) months’ (i) base salary and (ii) six (6) months of the prior year’s bonus, if any.”

5.                                      Section 9 of the Employment Agreement shall be deleted in its entirety and replaced with the following:

“During Your employment with the Company and thereafter, the Company shall indemnify and hold You and Your heirs and representatives harmless, to the maximum extent permitted by law, against any and all damages, costs, liabilities, losses and expenses (including reasonable attorneys’ fees) as a result of any claim or proceeding (whether civil, criminal, administrative or investigative), or any threatened claim or proceeding (whether civil, criminal, administrative or investigative), against You that arises out of or relates to Your service as an officer, director or employee, as the case may be, of the Company, or Your service in any such capacity or similar capacity with any affiliate of the Company or other entity at the Company’s request, and to promptly advance to You or Your heirs or representatives such expenses, including litigation costs and attorneys’ fees, upon written request with appropriate documentation of such expense upon receipt of an undertaking by You or on Your behalf to repay such amount if it shall ultimately be determined that You are not entitled to be indemnified by the Company.  During Your employment with the Company and thereafter, the Company also shall provide You with coverage under its current directors’ and officers’ liability policy to the same extent that it provides such coverage to its other executive officers.  If You have any knowledge of any actual or threatened action, suit or proceeding, whether civil, criminal, administrative or investigative, as to which You may request indemnity under this provision, You will give the Company prompt written notice thereof; provided that the failure to give such notice shall not affect Your right to indemnification.  The Company shall be entitled to assume the defense of any such proceeding and You will use reasonable efforts to cooperate with that defense.  Notwithstanding the foregoing, to the extent that in good faith, You determine that there is an actual or potential conflict of interest between the Company and You in connection with the defense of a proceeding, You shall so notify the Company and shall be entitled to separate representation at the Company’s expense by counsel selected by You (provided that the Company may reasonably object to the selection of counsel within ten (10) business days after notification of Your selection) which counsel shall cooperate, and coordinate the defense, with the Company’s counsel and minimize the expense of such separate representation to the extent consistent with Your separate defense.  This Section 9 shall continue in effect after the termination of Your employment or the termination of this Agreement.”

6.                                      All other terms and conditions of the Employment Agreement, as amended hereby, shall remain in full force and effect.

Signatures on following page

If the foregoing correctly sets forth our understanding, please execute this Letter Agreement in the space provided below.

Very truly yours,

SFX ENTERTAINMENT, INC.

	By:	/s/ Jason Barr
	Name:	Jason Barr
	Title:	Senior Deputy General Counsel

Accepted and agreed to this 20th day of August, 2015:

/s/ Gregory Consiglio
Gregory Consiglio